PLUM CREEK STOCK INCENTIVE PLAN AWARD AGREEMENT

AGREEMENT made as of the 10th day of February 2005, between Plum Creek Timber Company, Inc., a Delaware corporation (the "Company"), and [Name of Director], a member of the board of directors of the Company ("Director"). Terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Amended and Restated Plum Creek Timber Company, Inc. Stock Incentive Plan, as the same may be amended from time to time (as amended, the “Plan”). To carry out the purposes of the Plan by affording Director the opportunity to acquire shares of common stock, par value $.01 per share, of the Company (the "Stock") and to receive certain other benefits under the Plan, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Director hereby agree as follows:

A.	Stock Award.

1.          Grant of Stock. The Company hereby grants to Director a total of two-thousand thousand (2,000) shares of stock (the “Stock”), on the terms and conditions set forth herein and in Section 6 of the Plan, which Plan is incorporated herein by reference as a part of this Agreement.

2.          Transfer of Stock. Director may not sell, hypothecate, assign, transfer or otherwise dispose of the Stock to any other person during the period of time beginning on the date hereof and ending on [August 10, 2005] [the later of August 10, 2005 and the date on which Director’s service to the Company as a member of the Board terminates], except for transfers effected by will or the laws of descent and distribution, or pursuant to a "qualified domestic relations order" as defined by the Code. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any shares of the Stock on or prior to August 10, 2005, or any levy of any attachment or similar process upon any shares of the Stock on or prior to August 10, 2005, shall be null and void. From and after [August 10, 2005] [the later of August 10, 2005 and the date on which Director’s service to the Company as a member of the Board terminates], the Stock shall be fully transferable except as provided below in Section B.

3.          [Termination of Service. Except as provided in Section 9 of the Plan with respect to terminations by reason of death or Total Disability or within one year of a Change in Control, if Director’s service to the Company is terminated at any time before August 10, 2005 (voluntarily or involuntarily), the prohibition on transfer described in Section 2 hereof shall remain in effect until August 10, 2005.] [Applicable only for restrictions on transfer expiring on August 10, 2005]

4.          Dividends and Voting of Stock. From and after the date hereof, Director shall earn and be paid dividends on the shares of the Stock at the same time, and in the same amount, as any other holder of the Company’s common stock, and Director shall also enjoy the right to vote shares of the Stock along with other holders of record of the Company’s voting stock.

B.	Miscellaneous.

1.              Taxes. Director hereby acknowledges that: (a) at such time as the limitations on transfer described above in Section A. 2. cease to apply and the Stock therefore becomes freely transferable in accordance with the terms of this Agreement, the value of the Stock shall represent taxable income to Director at the fair market value of the Stock on such date; and (b) from and after the date hereof, any dividends paid by the Company with respect to the Stock shall also represent taxable income to Director. Director hereby agrees that payment of any tax due on such amounts of taxable income shall be the sole responsibility of Director, and the Company shall not be obligated to make any payment for any taxes on such amounts to the Internal Revenue Service or any other taxing authority.

2.              Securities Law Matters. Director agrees that the shares of Stock will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws, whether federal, or state. Director also agrees (a) that any certificates representing the shares of Stock acquired hereunder may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (b) that the Company may refuse to register the transfer of the shares of Stock acquired hereunder on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (c) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock acquired hereunder.

3.              Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Director.

4.              Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be duly executed by its officer thereunto duly authorized, and Director has executed this Award Agreement, all as of the day and year first above written.

Plum Creek Timber Company, Inc.

By:_____________________________

Barbara L. Crowe
Vice President, Human Resources

Director Signature _____________________________